Exhibit 99.1

December 4, 2019

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about November 14, 2019, CMG Partners, LLC and its affiliates (collectively, the “Bidder”) distributed an Agreement of Assignment and Transfer to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purpose of making a third-party tender offer to purchase up to 4.0% of the outstanding limited partnership units of the Partnership (“Units”), at a purchase price equal to $201 per Unit, less transfer fees of $50 per investor and less any distributions paid by the Partnership on or after November 14, 2019 (the “Offer”). A copy of the Offer was first delivered to the Partnership on November 26, 2019. Because the Offer seeks less than 4.9% of the outstanding Units, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. Historically, in response to prior “mini-tender offers”, the Partnership has remained neutral. In contrast, the Partnership does not recommend or endorse the current Offer. In view of the current estimated Net Unit Value (the “NUV”) of each Unit (as further detailed in Section 2 below), the Partnership recommends that Limited Partners not tender their Units in the Offer.

Furthermore, the Offer is irrevocable. If you elect to tender your Units your assignment to CMG would be irrevocable and you would not be able to cancel for any reason.

The Partnership believes it is important that its Limited Partners understand the following information when considering the Offer or any other unsolicited offer.

1.       Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder, and the money that may be paid to Limited Partners for Units tendered in the Offer will not come from, or through, the Partnership. Once the Partnership receives sufficient evidence of a sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc. (“TPG”). The Partnership will not be responsible for making sure any seller is paid. However, under the IRS Safe Harbor rules, in one year TPG can only approve the transfers of Units sold up to 2% of the total number of Partnership Units outstanding (46,280.30). We have already approved transfers aggregating approximately 1.9989% of the outstanding Units in 2019. Accordingly, the Partnership does not have the ability to approve the transfer of any additional Units until the year 2020, except for Units sold and transferred through a Qualified Matching Service (see Section 5 below).

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that could lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and any Unit is transferred to the Bidder.

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. One SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Information from the SEC on min-tender offers can be found at www.sec.gov/answers/miniten.htm and https://www.sec.gov/investor/pubs/minitend.htm.

2.       Purchase Price of Offer:

The Offer is based on a purchase price equal to $201 per Unit, less transfer fees of $50 per investor. The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid by the Partnership on or after November 14, 2019. As we understand the Offer, distributions paid on or after November 14, 2019 will reduce the $201 per Unit purchase price.

As the Partnership informed Limited Partners in a letter dated December 31, 2018, the Partnership estimated the NUV to approximate $380 at December 31, 2018. More recently, pursuant to independent third-party appraised valuations conducted during 2017, the Partnership has estimated the NUV as of December 3, 2019 to approximate $380 per Unit.

The recent estimated NUV of approximately $380 per Unit is 89% greater than the purchase price offered by the Bidder, before deducting transfer fees and any distributions paid. This valuation is subject to a number of limitations, which are disclosed in more detail in the Forms 8-K the Partnership filed with the SEC on November 9, 2017 and February 15, 2018.

In addition, comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $280 to $300 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

3.       Current Cash Yield on Net Unit Value:

Since the Partnership’s capital raise of approximately $46 million in the early 1990s, the Partnership has distributed approximately $78 million to investors, from both operations and strategic sales. The General Partner anticipates (but does not guarantee) that, assuming the continuation of the Partnership, the Partnership’s portfolio of properties could continue to generate net distributable income in line with historical performance for at least the next five (5) years. We expect cash distributions to total $23.28 per Unit in 2020 or a 6.1% cash yield on the estimated internal Net Unit Value $3801 per Unit as of the date of this letter.

Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return.

In today’s generally low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax sale proceeds from a sale of their Units.

4.       Percentage Rents Earned in 2019 and Expected to Be Distributed February 2020

The Partnership earns a significant amount of rent percentage rents annually, but receives payment from the respective tenants in the following January. Because the Partnership expects to receive the 2019 percentage rents in January 2020, the Partnership’s distribution of these significant amounts is not expected to occur until the fourth quarter 2019 distribution payable February 2020. The Partnership expects the February 2020 distribution to represent in excess of 45% of the Partnership’s total distributions paid in 2020. For example, the Partnership distributed $500,000, or $10.80 per Unit, in January 2019. If your units are tendered this percentage rent distribution payable in 2020, but earned in 2019, will inure to the benefit of the Bidder.

5.       Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986, which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

6.       Termination Scheduled for 2020:

The Partnership is currently scheduled to liquidate in 2020, although it is possible this liquidation deadline may be extended if the Limited Partners vote to amend the Limited Partnership Agreement of the Partnership during our bi-annual consent to sell circularization.

[1]	Because no formal market exists for the Units, actual sales prices may vary. In addition, there is no assurance that these values will be obtained upon the future sale of the Partnership’s assets.

Once again, you are not required to tender your Units to the Bidder, and the Partnership recommends that you not tender your Units. If you have agreed to tender your Units, this offer is irrevocable and you will not be able to cancel it for any reason.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(844) 932-1769

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President